Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 30, 2009 (except as to the second, third, fourth, fifth, sixth, seventh, eighth and ninth paragraphs of Note 12, as to which the date is February 2, 2010), in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-162771) and related Prospectus of TeleNav, Inc. for the registration of shares of its common stock.

Ernst & Young LLP

San Francisco, California

February 2, 2010

The foregoing consent is in the form that will be signed upon the filing of the amended and restated certificate of incorporation with the Secretary of State of the State of Delaware that will effect the Company’s merger with and into TNAV Holdings, Inc. and the one for 12 reverse stock split as described in Note 12 of the notes to the consolidated financial statements.

/s/ Ernst & Young LLP

San Francisco, California

February 2, 2010